Exhibit 99.1

Airgas Reports First Quarter EPS of $0.66

  Sales down 12%, same-store sales down 17%
  Effective expense reductions mitigate impact of sales decline; operating margin of 11.0%
  Diluted EPS of $0.66, down 19%, consistent with Company guidance
  Adjusted cash from operations* of $183 million up 31%, free cash flow* of $119 million up 106%
  Second quarter diluted EPS guidance of $0.64 to $0.69; full-year $2.65 to $2.85

RADNOR, Pa.--(BUSINESS WIRE)--July 23, 2009--Airgas, Inc. (NYSE:ARG), the largest U.S. distributor of industrial, medical, and specialty gases, and welding, safety, and related products, today reported earnings of $0.66 per diluted share for its first quarter ended June 30, 2009, consistent with the Company’s guidance.

Quarterly EPS results represent a 19% decline from prior year earnings of $0.81 per diluted share. First quarter sales were $1.0 billion, a decline of 12% from the prior year. Total same-store sales declined 17%, with hardgoods down 27% and gas and rent down 10%. Acquisitions contributed 5% sales growth in the quarter.

“Sales were consistently at the low end of our expectations throughout the quarter, and demand continues to be weak across most customer segments,” said Airgas Chairman and Chief Executive Officer Peter McCausland. “Manufacturing has shown the deepest declines, analytical and utilities have shown some resilience, and our medical sales posted positive growth.”

Between December and March, as previously announced, the Company fully implemented $45 million of annual expense reductions, which were in addition to $10 million of expected annual savings in fiscal 2010 from ongoing efficiency initiatives. “We have reacted quickly and effectively,” McCausland continued, “reducing expenses to mitigate the impact of declining sales. As a result, we have experienced only a modest decline in operating margin, to 11.0% from 11.5% last quarter and 12.1% in the first quarter last year.”

In light of the continued weak business climate and few signs of near-term recovery, the Company has identified an additional $12 million of annual expense reductions that will be fully implemented by the end of the second quarter.

“In addition to our focus on cost management, we continue to enhance and expand our offerings and capabilities to best serve our customers,” continued McCausland. “I am pleased with our ability to win new business, such as the supply contract we recently announced with NIST, the National Institute of Standards and Technology, which is the standard-setting body for EPA protocol gases.”

Free cash flow* in the first quarter was $119 million compared to $58 million last year, driven by adjusted cash from operations* of $183 million, up from $140 million last year, and by a 21% reduction in capital expenditures to $67 million this year. Return on capital* was 11.8% compared to 13.3% in the prior year.

“We continue to generate strong free cash flow, which we used to reduce debt and increase our dividend this quarter,” added McCausland. “We remain cautious in our near-term outlook and focused on forward progress for the long run.”

The Company expects earnings per diluted share of $0.64 to $0.69 for the second quarter. For fiscal 2010, the Company is updating its expectations to $2.65 to $2.85 per diluted share. The previously announced range was $2.60 to $2.90.

Prevailing economic conditions offer limited visibility into future sales and earnings, which should be taken into consideration when evaluating the Company’s guidance.

The Company will conduct an earnings teleconference at 11:00 a.m. Eastern Time on Friday, July 24. The teleconference will be available by calling (877) 857-6149. The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on-demand webcast of the teleconference) are available in the “Investor Information” section on the Company’s Internet site at www.airgas.com. A webcast of the teleconference will be available live and on demand through August 25 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through August 5. To listen, call (888) 203-1112 and enter passcode 7164549.

* See attached reconciliations and calculations of the non-GAAP adjusted cash from operations, free cash flow, and return on capital financial measures.

About Airgas, Inc.

Airgas, Inc. (NYSE:ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in over 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities, and distribution centers. Airgas also distributes its products and services through eBusiness, catalog, and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

Forward-Looking Statements

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to: expectations for second quarter diluted earnings per share to be in the range of $0.64 to $0.69 and full year diluted earnings per share for fiscal 2010 to be in the range of $2.65 to $2.85; the continued weak business climate and few signs of near-term recovery; our identification of an additional $12 million of annual expense reductions to be fully implemented by the end of the second quarter; our focus on cost management; enhancement and expansion of our offerings and capabilities; and our cautious outlook for the near-term. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. We assume no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: adverse changes in customer buying patterns resulting from further deterioration in current economic conditions; weakening operating and financial performance of our customers, which can negatively impact our sales and our ability to collect our accounts receivables; postponement of projects due to the recession; customer acceptance of price increases; the success of implementing and continuing our cost reduction programs; our ability to achieve anticipated acquisition synergies; supply cost pressures; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses eroding the planned cost savings; higher than expected implementation costs of the SAP system; conversion problems related to the SAP system that disrupt the Company’s business and negatively impact customer relationships; the impact of tightened credit markets on our customers; the impact of changes in tax and fiscal policies and laws; the potential for increased expenditures relating to compliance with environmental regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulation; potential liability under the Multiemployer Pension Plan Amendments Act of 1980 with respect to our participation in multiemployer pension plans for our union employees; the extent and duration of current recessionary trends in the U.S. economy; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company’s reports, including its March 31, 2009 Form 10-K and other forms filed by the Company with the Securities and Exchange Commission.

Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and reconciliations of non-GAAP financial measures follow.

AIRGAS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (Amounts in thousands, except per share data) (Unaudited)

	Three Months Ended
	June 30,
	2009	2008

Net sales	$979,257	$1,116,714

Costs and expenses:
Cost of products sold (excluding depreciation)	439,836	538,465
Selling, distribution and administrative expenses	375,113	389,893
Depreciation	51,583	48,098
Amortization	4,816	5,406
Total costs and expenses	871,348	981,862

Operating income	107,909	134,852

Interest expense, net	(18,367)	(19,080)
Discount on securitization of trade receivables (a)	(1,615)	(2,984)
Other income, net	1,205	320

Earnings before income tax expense	89,132	113,108

Income tax expense	(34,316)	(44,225)

Net earnings	$54,816	$68,883

Net earnings per common share:

Basic earnings per share	$0.67	$0.83

Diluted earnings per share	$0.66	$0.81

Weighted average shares outstanding:
Basic	81,618	82,687
Diluted	83,287	85,017

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	(Unaudited)
	June 30,	March 31,
	2009	2009

ASSETS
Cash	$59,732	$47,188
Trade receivables, net (a)	183,423	184,739
Inventories, net	367,282	390,445
Deferred income tax asset, net	30,191	34,760
Prepaid expenses and other current assets	54,021	60,838
TOTAL CURRENT ASSETS	694,649	717,970

Plant and equipment, net	2,386,806	2,366,526
Goodwill	1,068,678	1,063,370
Other intangible assets, net	208,081	216,070
Other non-current assets	34,300	35,601
TOTAL ASSETS	$4,392,514	$4,399,537

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$146,914	$156,838
Accrued expenses and other current liabilities	269,409	264,564
Current portion of long-term debt	11,033	11,058
TOTAL CURRENT LIABILITIES	427,356	432,460

Long-term debt (b)	1,675,194	1,750,308
Deferred income tax liability, net	579,665	565,783
Other non-current liabilities	74,195	79,231

Stockholders’ equity	1,636,104	1,571,755
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,392,514	$4,399,537

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Amounts in thousands) (Unaudited)

	Three Months Ended	Three Months Ended
	June 30, 2009	June 30, 2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$54,816	$68,883
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	51,583	48,098
Amortization	4,816	5,406
Deferred income taxes	15,641	23,455
(Gain) loss on sales of plant and equipment	252	(12)
Stock-based compensation expense	9,914	7,973
Changes in assets and liabilities, excluding effects of business acquisitions:
Securitization of trade receivables	(15,900)	-
Trade receivables, net	16,986	(6,526)
Inventories, net	23,375	(9,874)
Prepaid expenses and other current assets	5,603	2,563
Accounts payable, trade	(8,660)	(7,451)
Accrued expenses and other current liabilities	6,024	(3,613)
Other non-current assets	1,205	(542)
Other non-current liabilities	(3,396)	259
Net cash provided by operating activities	162,259	128,619

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(67,312)	(85,564)
Proceeds from sales of plant and equipment	2,510	3,329
Business acquisitions and holdback settlements	(2,863)	(21,680)
Other, net	(1,433)	(1,518)
Net cash used in investing activities	(69,098)	(105,433)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	88,553	594,109
Repayment of debt	(163,977)	(596,080)
Purchase of treasury stock	-	(4,613)
Financing costs	-	(5,000)
Stock issued for the employee stock purchase plan	3,888	3,934
Tax benefit realized from the exercise of stock options	1,334	7,280
Proceeds from the exercise of stock options	2,123	9,927
Dividends paid to stockholders	(14,701)	(10,040)
Change in cash overdraft and other	2,163	(805)
Net cash used in financing activities	(80,617)	(1,288)

Change in cash	$12,544	$21,898
Cash – Beginning of period	47,188	43,048
Cash – End of period	$59,732	$64,946

See attached Notes.

Notes:

(a)	The Company participates in a securitization agreement with three commercial banks to sell up to $345 million of qualified trade receivables. Cash used for the securitization resulted in increased borrowings under the Company’s revolving credit facilities. The amount of outstanding receivables sold under the agreement was $295 million and $311 million at June 30, 2009 and March 31, 2009, respectively. The “Discount on securitization of trade receivables” in the accompanying Consolidated Statements of Earnings represents the difference between the proceeds from the sale of trade receivables and the carrying value of those receivables.

(b)	The Company maintains a senior credit facility with a syndicate of lenders. Approximately $319 million was available to the Company under this facility at June 30, 2009.

(c)	Certain reclassifications have been made to the prior period consolidated financial statements to conform to the current presentation. These reclassifications principally resulted in increasing cost of products sold (excluding depreciation) and reducing selling, distribution and administrative expenses. Additionally, some revenue was reclassified between Gas and Rent and Hardgoods. These reclassifications were the result of conforming the accounting policies of National Welders to the Company’s accounting policies and were not material. Consolidated net sales and net earnings for the prior period were not impacted by the reclassifications.

(d)	During the fourth quarter of fiscal 2009, the Company changed the operating practices and organization of its air separation production facilities and national specialty gas labs. The new operating practices and organization reflect the evolution of these businesses and their role to support the regional distribution companies. The regional distribution companies market to and manage the end customer relationships, coordinating and cross-selling the Company’s multiple product and service offerings in a closely coordinated and integrated manner. As a result of these changes, these businesses are now reflected in the Distribution business segment. Also as a result of an organizational realignment, Airgas National Welders is now part of the Distribution business segment. Segment information from fiscal 2009 has been restated to reflect these changes. Business segment information for the Company’s Distribution and All Other Operations business segments is shown below:

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	June 30, 2009				June 30, 2008

(In thousands)	Distribution	All	Elim.	Total	Distribution	All	Elim.	Total
		Other				Other
		Ops.				Ops.
Gas and rent	$531,207	$111,328	$(5,620)	$636,915	$561,241	$101,450	$(5,817)	$656,874
Hardgoods	340,650	1,696	(4)	342,342	459,056	786	(2)	459,840
Total net sales	871,857	113,024	(5,624)	979,257	1,020,297	102,236	(5,819)	1,116,714

Cost of products sold (excluding depreciation)	385,187	60,273	(5,624)	439,836	487,593	56,691	(5,819)	538,465
Selling, distribution and administrative expenses	344,752	30,361	-	375,113	361,270	28,623	-	389,893
Depreciation	47,927	3,656	-	51,583	44,917	3,181	-	48,098
Amortization	4,243	573	-	4,816	4,718	688	-	5,406
Operating income	$89,748	$18,161	$-	$107,909	$121,799	$13,053	$-	$134,852

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Return on Capital

Reconciliations and computations of return on capital:

(In thousands)	June 30, 2009	June 30, 2008

Operating Income - Trailing Four Quarters	$497,922	$499,643

Five Quarter Average of Total Assets	$4,320,704	$3,880,112
Five Quarter Average of Securitized Trade Receivables	337,380	330,000
Five Quarter Average of Current Liabilities (exclusive of debt)	(444,625)	(440,384)
Five Quarter Average Capital Employed	$4,213,459	$3,769,728

Return on Capital	11.8%	13.3%

The Company believes this return on capital computation helps investors assess how effectively the Company uses the capital invested in its operations. Our management uses return on capital as one of the metrics for determining employee compensation. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our return on capital computation information may be different from the return on capital computations provided by other companies.

Free Cash Flow and Adjusted Cash from Operations

Reconciliations and computations of free cash flow and adjusted cash from operations:

	Three Months Ended
	June 30,
(Amounts in thousands)	2009	2008

Net cash provided by operating activities	$162,259	$128,619

Adjustments to cash provided by operating activities:
Cash used by the securitization of trade receivables	15,900	-
Stock issued for employee stock purchase plan	3,888	3,934
Tax benefit realized from the exercise of stock options	1,334	7,280
Adjusted cash from operations	$183,381	$139,833

Capital expenditures	$(67,312)	$(85,564)

Adjustments to capital expenditures:
Proceeds from sales of plant & equipment	2,510	3,329
Adjusted capital expenditures	$(64,802)	$(82,235)

Free Cash Flow	$118,579	$57,598

The Company believes that free cash flow and adjusted cash from operations provide investors meaningful insight into the Company's ability to generate cash from operations, which is available for servicing debt obligations and for the execution of its business strategy, including acquisitions, the prepayment of debt, or to support other investing and financing activities. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our free cash flow and adjusted cash from operations metrics may be different from free cash flow and adjusted cash from operations metrics provided by other companies.

CONTACT:
Airgas
Media Contact:
Jay Worley, 610-902-6206
jay.worley@airgas.com
or
Investor Contact:
Barry Strzelec, 610-902-6256
barry.strzelec@airgas.com